EXHIBIT 99.1

For Immediate Release

Contact:	Glenn P. Muir	Frances Crecco
	Executive Vice President & CFO	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7300	(781) 999-7377

HOLOGIC ANNOUNCES FOURTH QUARTER

AND FISCAL 2006 OPERATING RESULTS

Revenues and Backlog Increase to Record Highs

BEDFORD, Mass., (November 8, 2006) — Hologic, Inc. (NASDAQ: HOLX), a leading provider of state-of-the-art diagnostic and digital imaging systems directed towards women’s health, today announced its results for the quarter and year ended September 30, 2006.

Highlights of the quarter include:

•	Record revenues of $154.1 million.

•	Record 193 Selenia full field digital mammography systems installed and recognized as revenue.

•	Record backlog of $194.7 million.

Fourth quarter fiscal 2006 revenues totaled $154,055,000, a 97% increase when compared to revenues of $78,217,000 in the fourth quarter of fiscal 2005. For the fourth quarter of fiscal 2006, Hologic reported a net loss of $1,473,000, or $0.03 per diluted share, compared with net income of $9,475,000, or $0.20 per diluted share, in the fourth quarter of fiscal 2005. Fourth quarter fiscal 2006 income from operations totaled $7,560,000 compared with $11,409,000 in the fourth quarter of fiscal 2005. The reduction in the Company’s net income and income from operations in the current quarter were primarily attributable to the in-process research and development and other acquisition related charges incurred in the quarter, and the addition of stock based compensation charges resulting from the application of FASB Statement 123R which became effective at the beginning of the fiscal year. These expenses were partially offset by the significant increase in revenues and gross profit from the increase in sales of Selenia® full-field digital mammography systems, and the net reduction in operating expenses resulting from a gain on the disposition of certain intellectual property. As further described below, the results of the Company’s core operations, excluding the effect of these items, improved significantly from the fourth quarter of fiscal 2005. Included in the current quarter’s results are the operations of (i) AEG Elektrofotografie (“AEG”), acquired on May 2, 2006, (ii) R2 Technology, Inc. (“R2”), acquired on July 13, 2006 from the date of acquisition through quarter-end, and (iii) Suros Surgical Systems, Inc. (“Suros”), acquired on July 27, 2006 from the date of acquisition through quarter-end. Earnings per share information for 2005 has been restated to reflect the Company’s 2-for-1 stock split effected on November 30, 2005.

Our non-GAAP adjusted net income for the fourth quarter of fiscal 2006 increased 64% to $15.5 million compared to our net income of $9.5 million in the fourth quarter of fiscal 2005. Our fourth quarter non-GAAP adjusted net income excludes the following:

•	a $15.1 million charge to research and development for in-process R&D acquired from R2 and Suros;

•	a $3.6 million charge to operating expenses to amortize the intangible assets acquired from AEG, Fischer, R2 and Suros;

•	a $1.5 million charge for stock-based compensation expense under FASB Statement 123R and

•	a $5.1 million net reduction in operating expenses resulting from the sale and non-exclusive license back of Mammotest intellectual property acquired from Fischer Imaging to Siemens for $6.5 million less an impairment charge of $1.4 million to the carrying value of the underlying technology.

Non-GAAP adjusted net income is a non-GAAP financial measure. A reconciliation of this adjusted net income to the Company’s net income/(loss) for the fourth quarter and full year of fiscal 2006 is set forth in the supplemental disclosure attached to this press release. The Company believes that this non-GAAP measure is useful to investors in comparing the results of operations in fiscal 2006 to the comparable period in fiscal 2005 by eliminating certain of the more significant effects of the acquisitions and dispositions that took place in fiscal 2006, as well as the Company’s adoption of FASB Statement 123R at the beginning of fiscal 2006. Management also uses this non-GAAP financial measure for this purpose. When analyzing the Company’s operating performance, investors should not consider this non-GAAP measure as a substitute for net income (loss) prepared in accordance with GAAP.

Also included in the Company’s financial results for the fourth quarter of fiscal 2006 was a $3.3 million write-up of acquired inventory to fair value for purchase accounting purposes which depressed the margins earned on sales of that inventory recorded this quarter and $420,000 of incremental compensation provided to certain acquired employees associated with their retention. Comparable charges were not incurred during the fourth quarter of fiscal 2005.

During the fourth quarter, Hologic recognized as revenue the sale of 193 Selenia full-field digital mammography systems. At September 30, 2006, the Company’s backlog for orders of Selenia was 455 systems, and total backlog for all products increased to $194.7 million, the highest quarterly backlog in the Company’s history and a 17.6% increase over the backlog at June 24, 2006.

Hologic’s effective tax rate was 120% of pre-tax earnings in the current quarter and 48% for the 2006 fiscal year. This rate is higher than the effective tax rate of 19% for the full 2005 fiscal year due to the permanent non-deductibility for tax purposes of the AEG, R2 and Suros in-process research and development expenses. In fiscal 2007, the Company expects its effective tax rate to return to a more normalized 38%.

For the year ended September 30, 2006, revenues increased 61%, to $462,680,000 compared to revenues of $287,684,000 in the year ended September 24, 2005. For the year ended September 30, 2006, Hologic recognized net income of $27,423,000, or $0.56 per diluted share, compared with net income of $28,256,000, or $0.63 per diluted share, for fiscal 2005. As set forth in the attached reconciliation table, the Company’s non-GAAP adjusted net income for fiscal 2006 increased 84% to $52.0 million compared to the Company’s net income of $28.3 million in fiscal 2005.

“We are very pleased to report record revenues for the fourth quarter of fiscal 2006, in addition to full year revenue growth of 61% over fiscal 2005,” said Jack Cumming, Chairman and CEO. “Our recent acquisitions contributed to the strong top line growth and laid the foundation for another successful year. Management’s focus for the coming fiscal year will be to execute our business strategy relative to our core business, deliver anticipated growth from our acquisitions, improve our margins through lean initiatives and continue to invest in innovation.”

Beginning in fiscal 2006, the Company combined its previously reported mammography and digital detector operating segments to better reflect how the Company views its operations and manages its business. In fiscal 2006, the primary function of the digital detector business is to support the Company’s mammography product line. The Company now has three reporting segments: Mammography/Breast Care, Osteoporosis Assessment and All Other. The recently acquired AEG operation is included in All Other. The recently acquired R2 and Suros operations are included in Mammography/Breast Care. Segment information for 2005 has been restated to conform to the 2006 presentation.

Fourth quarter financial overview by segment:

•	Mammography/Breast Care revenues increased 113% to $114,198,000 for the fourth quarter of fiscal 2006 from $53,544,000 for the same period in fiscal 2005. This increase was primarily due to continued increasing sales of Selenia and to a lesser extent, the inclusion of the recently acquired Suros and R2 operations. Operating income for this business segment in the fourth quarter of fiscal 2006 decreased slightly to $6,435,000 compared to operating income of $6,980,000 in the fourth quarter of fiscal 2005. The operating income in the current quarter included the significant in-process research and development and other acquisition related expenses totaling approximately $18.6 million less the net gain on the sale of intellectual property of approximately $5,100,000. Mammography/Breast Care costs and expenses in 2006 included $1,091,000 of stock-based compensation under FASB Statement 123R.

•	Osteoporosis assessment revenues decreased slightly to $19,195,000 for the fourth quarter of fiscal 2006 from $19,640,000 for the same period in fiscal 2005. This decrease was primarily due to a slight shift to lower end bone densitometry systems with lower average selling prices. Operating income for this business segment in the fourth quarter of fiscal 2006 was $1,658,000 compared to operating income of $3,628,000 in the fourth quarter of fiscal 2005 reflecting a shift to more systems with fewer features, lower selling prices and earning lower gross margins. Osteoporosis assessment costs and expenses in 2006 included $364,000 of stock-based compensation under FASB Statement 123R.

•	All other revenues, which includes the Company’s mini C-arm, extremity MRI, AEG, conventional general radiography service and digital general radiography systems businesses increased 310% to $20,662,000 for the fourth quarter of fiscal 2006 from $5,033,000 for the same period in fiscal 2005. The increase in revenues was primarily due to the $11,961,000 of revenues from the AEG businesses acquired on May 2, 2006, and to a much lesser extent from the initial sales of the new line of extremity MRI systems of $2,828,000. The operating loss for this business segment in the fourth quarter of fiscal 2006 was $533,000 compared to operating income of $801,000 in the fourth quarter of fiscal 2005. This decrease in operating income in the current quarter was primarily due to certain sales and marketing expenses for the extremity MRI product line launched in the current fiscal year, higher product costs on a new mini C-arm product resulting in lower gross margins and a decrease in revenue from the conventional general radiography service business. Costs and expenses for this business segment in 2006 include $57,000 of stock-based compensation under FASB Statement 123R.

Hologic’s management will host a conference call today at 10:00 a.m. (Eastern) to discuss fourth quarter and fiscal 2006 operating results. Interested participants may listen to the call by dialing 800-289-0498 or 913-981-5539 for international callers and referencing code 4397636 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through November 10, 2006 at 888-203-1112 or 719-457-0820 for international callers, access code 4397636. The Company will also provide a live webcast of the call on the investor relations page of the Company’s website at www.hologic.com/investor. A replay of the call will also be available on the investor relations page of the Company’s website www.hologic.com/investor shortly after the completion of the live broadcast. A power point presentation related to the conference call will be posted in the investor relations page of the Company’s website at www.hologic.com/investor.

About Hologic, Inc.

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostic and medical imaging systems dedicated to serving the healthcare needs of women, and a leading developer of innovative imaging technology for digital radiography and breast imaging. Hologic’s core business units are focused on mammography and breast biopsy, osteoporosis assessment, and mini C-arm and extremity MRI imaging for orthopedic applications. For more information visit www.hologic.com.

Forward Looking Disclaimer

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: the Company’s backlog and any implication that the Company’s backlog may be indicative of future sales; the Company’s and its management’s expectations regarding future growth and its anticipation of continued success into next year, including the Company’s anticipated focus for the coming year and its ability to achieve the goals set forth in that focus; and the estimated stock-based compensation and amortization charges for fiscal 2007 set forth in the footnotes to the reconciliation table attached to this release. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

The Company’s backlog consists of purchase orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of the Company’s net revenues for any future period.

Hologic has recently acquired AEG Elektrofotografie, R2 Technologies and Suros Surgical Systems. Risks and uncertainties relating to these acquisitions could cause actual results to materially differ from those contemplated by the forward-looking statements include, without limitation: the ability of Hologic to successfully integrate acquired businesses, which may result in the combined companies not operating as effectively and efficiently as expected; the ability and time it may take to achieve the expected synergies from its acquisitions; the risk that the Company may incur unexpected costs or unexpected liabilities in connection with an acquisition; the risk that the combined companies may be adversely affected by future legislative, regulatory, or tax changes as well as other economic, business and/or competitive factors; risks associated with international operations, particularly in respect of the acquisition of AEG, which has headquarters in Germany and operates a manufacturing facility in China; financing risks associated with the acquisitions, including risks relating to the Company’s obligation to meet financial covenants and payment obligations under bank or other financing obtained to fund the Company’s earn-out obligations under the Suros acquisition.

Other risks and uncertainties that could adversely affect the Company’s business and prospects include without limitation: manufacturing risks that may limit the Company’s ability to increase commercial production of the Selenia and other of the Company’s digital products, including the Company’s reliance on a single source of supply for some key components of its products as well as the need to comply with especially high standards for those components and in the manufacture of digital X-ray products in general; uncertainties inherent in the development of new products and the enhancement of existing products, including technical and regulatory risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; the ability of the Company’s sales force to successfully service its product offerings; the Company’s ability to successfully manage current or future acquisitions, alliances or joint ventures; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for digital mammography products; expenses and uncertainties relating to litigation, risks relating to compliance with financial covenants under the Company’s credit facility and leases; technical innovations that could render products marketed or under development by the Company obsolete; competition; and reimbursement policies for the use of the Company’s products and products under development.

Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. Hologic expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2006	September 24, 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$29,923	$113,994
Accounts receivable, net	108,566	57,742
Inventories	93,477	44,520
Prepaid expenses and other current assets	74,790	12,119

Total current assets	306,756	228,375

Property and equipment, net	61,723	33,329
Intangible assets, net	158,160	5,162
Goodwill, net	341,319	6,285
Other assets, net	4,306	6,688

	$872,264	$279,839

	September 30, 2006	September 24, 2005
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$26,443	$14,163
Accrued expenses	66,835	25,237
Line of credit	55,000	—
Short term loan	2,287	—
Deferred revenue	30,903	16,360

Total current liabilities	181,468	55,760

Note payable net of current portion	6,795	—
Deferred service obligations - long term	6,630	4,774
Deferred tax liabilities – long term	69,093	1,471
Other long term liabilities.	2,528	—

Total long term liabilities	85,046	6,245

STOCKHOLDERS’ EQUITY:
Common stock, $.01 par value- Authorized - 90,000 shares Issued – 52,645 and 44,295 shares, respectively	526	443
Capital in excess of par value	532,255	172,642
Retained earnings	73,875	46,452
Cumulative translation adjustment	(442)	(1,239)
Treasury stock, 90 shares at cost	(464)	(464)

Total stockholders’ equity	605,750	217,834

	$872,264	$279,839

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30, 2006	September 24, 2005	September 30, 2006	September 24, 2005
REVENUES	$154,055	$78,217	$462,680	$287,684

COSTS AND EXPENSES (1):
Cost of revenues	86,232	46,264	264,364	174,659
Cost of revenues – amortization of intangible assets	2,670	228	4,784	911
Research and development	10,006	4,324	28,294	18,617
Selling and marketing	21,072	8,905	55,910	34,199
General and administrative	15,395	7,087	42,551	26,667
Amortization of acquired intangible assets	1,113	—	1,631	—
Net gain on sale of intellectual property	(5,093)	—	(5,093)	—
Acquired in-process research and development	15,100	—	19,900	—

	146,495	66,808	412,341	255,053

Income from operations	7,560	11,409	50,339	32,631

Interest income	628	857	4,082	2,219

Interest and/other income (expense), net	(661)	(151)	(1,198)	(155)

Income before provision for income taxes	7,527	12,115	53,223	34,695

Provision for Income Taxes	9,000	2,639	25,800	6,439

Net income (loss)	$(1,473)	$9,475	$27,423	$28,256

Net income per common and common equivalent share:
Basic	$(0.03)	$0.22	$0.59	$0.66

Diluted	$(0.03)	$0.20	$0.56	$0.63

Weighted average number of common shares outstanding:
Basic	50,933	44,067	46,512	42,824

Diluted	50,933	46,324	48,620	45,126

__________
(1) Stock-based Compensation included in Costs and Expenses:
Cost of revenues	$169	$—	$481	$—
Research and development	212	—	519	—
Selling and marketing	120	—	351	—
General and administrative	1,011	—	2,600	—

	$1,512	$—	$3,951	$—

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income

(Unaudited)

(In thousands)

	Three Months Ended September 30, 2006				Twelve Months Ended September 30, 2006
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
REVENUES	$154,055			$154,055	$462,680			$462,680

COSTS AND EXPENSES:
Cost of revenues	86,232	(169	)(1)	86,063	264,364	(481	)(1)	263,883

Cost of revenues – amortization of intangible assets	2,670	(2,442	)(2)	228	4,784	(3,873	)(2)	911

Research and development	10,006	(212	)(1)	9,794	28,294	(519	)(1)	27,775

Selling and marketing	21,072	(120	)(1)	20,952	55,910	(351	)(1)	55,559

General and administrative	15,395	(1,011	)(1)	14,384	42,551	(2,600	)(1)	39,951
Amortization of acquired intangible assets	1,113	(1,113	)(2)	—	1,631	(1,631	)(2)	—
Net gain on sale of intellectual property	(5,093)	5,093	(3)	—	(5,093)	5,093	(3)	—
Acquired in-process research and development	15,100	(15,100	)(4)	—	19,900	(15,100	)(4)	—
						(600	)(5)
						(4,200	)(6)

	146,495	(15,074)		131,421	412,341	(24,262)		388,079

Income from operations	7,560	15,074		22,634	50,339	24,262		74,601
Interest income	628			628	4,082			4,082
Interest and other income (expense), net	(661)			(661)	(1,198)			(1,198)

Income before provision for income taxes	7,527	15,074		22,601	53,223	24,262		77,485
Provision for income taxes	9,000	(1,900	)(7)	7,100	25,800	(330	)(7)	25,470

Net income (loss)	$(1,473)	$16,974		$15,501	$27,423	$24,592		$52,015

(1) –  (7)     see explanatory notes on following pages.

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income

(Unaudited)

(In thousands, expect per share data)

The Company has provided net income on a non-GAAP basis for the fourth quarter and year to date for fiscal 2006 excluding acquisition related charges, stock compensation expense and a net gain on the sale of intellectual property. A reconciliation of this non-GAAP financial measure to the Company’s net income/(loss) for the fourth quarter and full year of fiscal 2006 is set forth in the supplemental schedule above. The Company believes that this non-GAAP measure is useful to investors in comparing the results of operations in fiscal 2006 to the comparable period in fiscal 2005 by eliminating certain of the more significant effects of the acquisitions and dispositions that took place in fiscal 2006, as well as the Company’s adoption of FASB Statement 123R at the beginning of fiscal 2006. When analyzing the Company’s operating performance, investors should not consider this non-GAAP measure as a substitute for net income (loss) prepared in accordance with GAAP.

(1)	To exclude the impact of stock based compensation expense in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R. Effective September 25, 2005, Hologic adopted SFAS No. 123R and elected not to apply this new accounting standard to its prior years’ financial statements. Prior to such date, Hologic disclosed in the notes to its financial statements what the related expense and impact to earnings per share (EPS) would have been (i.e. on a pro forma basis) had it elected to expense the fair value of employee stock options in accordance with SFAS No. 123. For the three and twelve months ended September 30, 2006, the total pro forma pre-tax expense for all stock based compensation expense in accordance with SFAS No. 123 was $1,512 and $3,951, respectively, resulting in dilution to GAAP EPS of $0.03 and $0.08 per share, respectively, on a pro forma basis. The non-cash charge for stock based compensation expense in fiscal 2007 is currently estimated to be approximately $6,500, pre-tax.

(2)	To exclude the ongoing, non-cash amortization of the intangible assets acquired during fiscal 2006. The non-cash charge for the amortization of these assets in fiscal 2007 is currently estimated to be approximately $16,000 pre-tax.

(3)	To exclude the net reduction in operating expenses resulting from the sale of Mammotest intellectual property acquired from Fischer Imaging to Siemens for $6,500 less an impairment charge of $1,400 to the carrying value of the underlying technology.

(4)	To exclude the non-cash expense associated with writing off the acquired in-process research and development related to the R2 and Suros acquisitions in the fourth quarter of fiscal 2006 in the amounts of $10,200 and $4,900, respectively.

(5)	To exclude the non-cash expense associated with writing off the acquired in-process research and development related to the AEG acquisition in the third quarter of fiscal 2006.

(6)	To exclude the non-cash expense associated with writing off the acquired in-process research and development related to the acquisition of the Fischer Imaging intellectual property in the first quarter of fiscal 2006.

(7)	To reflect the tax effect of the above adjustments, except for the non-tax write-off of the acquired in-process research and development related to the AEG, R2 and Suros acquisitions. (See (4), (5) and (6) above).